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                                                                      Exhibit 11

                                                        Three Months Ended
                                                             March 31,
                                                    ---------------------------
                                                        1998            1997
                                                    ------------    -----------
                                                       (Dollars in thousands)

Diluted net income per share:
  Net income .....................................  $     (4,665)   $        63
  Preferred Stock dividend .......................          (417)            --
                                                    ------------    -----------
   Net income available to common shareholders ...  $     (5,082)   $        63
                                                    ============    ===========

   Average number of shares outstanding ..........     9,742,778      7,570,000
   Net effect of dilutive stock options-based on
     treasury stock method .......................            --        345,294
                                                    ------------    -----------

  Total average shares ...........................     9,742,778      7,915,294
                                                    ============    ===========

  Fully dilutive net income per share ............  $      (0.52)   $      0.01